SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                         [X]
Filed by a Party other than the Registrant:  [ ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] CONFIDENTIAL FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-
     6(E)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[  ] Soliciting Materials Pursuant to  Section 240.14a-11(c) or  Section240.14a-
     12

                                  VALHI, INC.
- - -----------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- - -----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[  ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:
                              (COMPANY LOGO GOES HERE)

                                  VALHI, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697


                                 March 29, 1996


To Our Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Friday, May 10, 1996, at 10:00 a.m., local time, at Valhi's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the Inspector of Election as provided in Valhi's bylaws.

                                   Sincerely,




                                   Harold C. Simmons
                                   Chairman of the Board, President and
                                   Chief Executive Officer



                                  VALHI, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 10, 1996

To the Stockholders of Valhi, Inc.:

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders (the `Meeting'') of Valhi, Inc., a Delaware corporation (the ``Company''), will be held on Friday, May 10, 1996, at 10:00 a.m., local time, at the corporate offices of the Company at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

     (1) To elect five directors to serve until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company set the close of business on March 22, 1996 as the record date (the `Record Date'') for the Meeting. Only holders of the Company's common stock, $0.01 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. The Company's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of the Company, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the Company's corporate offices located at the address set forth above.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.

     In accordance with the Company's bylaws, your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the Meeting.


                                   By Order of the Board of Directors,




                                   Steven L. Watson, Secretary


Dallas, Texas
March 29, 1996
                                  VALHI, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                                ---------------

                                PROXY STATEMENT
                                ---------------

                              GENERAL INFORMATION

     This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the `Board of Directors'') of Valhi, Inc., a Delaware corporation (``alhi'' or the ``Company''), for use at the 1996 Annual Meeting of Stockholders of the Company to be held on Friday, May 10, 1996 and at any adjournment or postponement thereof (the ``eeting''). The Meeting will be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the ``otice''). The Notice, this Proxy Statement, the accompanying proxy card or voting instruction form and Valhi's Annual Report to Stockholders, which includes Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the `Annual Report''), are first being mailed to the holders of Valhi's common stock, $0.01 par value per share (`Valhi Common Stock''), on or about April 4, 1996. Valhi's executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 22, 1996 (the ``ecord Date''). As of the Record Date, there were 114,089,814 shares of Valhi Common Stock issued and outstanding. Each share of Valhi Common Stock will entitle the holder thereof to one vote on all matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Valhi Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business

v:\users\schiles\secfile\vhi\proxystm.edg                     -2-     04/03/96
2:59 PM



at the Meeting. Shares of Valhi Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

     At the Meeting, directors of the Company will be elected by a plurality of the affirmative vote of the outstanding shares of Valhi Common Stock represented and entitled to be voted. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all of the nominees of the Board of Directors. Neither shares as to which authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors.

     Unless otherwise specified, the agents designated in the proxy will vote the shares represented thereby at the Meeting `FOR'' the election of the nominees of the Board of Directors named below and in the discretion of the agents on any other matter that may properly come before the Meeting.

     Society National Bank (`Society''), the transfer agent and registrar for Valhi Common Stock, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as Inspector of Election at the Meeting. All proxies, ballots and voting instructions delivered to Society that identify the vote of a particular stockholder shall be kept confidential by Society in accordance with the terms of the Company's bylaws. Each holder of record of Valhi Common Stock giving the proxy enclosed with this Proxy Statement may revoke it at any time prior to the voting thereof at the Meeting by (i) delivering to Society a written revocation of the proxy, (ii) delivering to Society a duly executed proxy bearing a later date or (iii) by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

     This proxy solicitation is being made by and on behalf of the Board of Directors. The Company will pay all expenses related thereto, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, the Company will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Valhi Common Stock held of record by such entities.

                             ELECTION OF DIRECTORS

     The bylaws of the Company provide that the Board of Directors shall consist of not less than five and not more than nine persons, as determined from time to time by the Board of Directors in its discretion. The number of directors is currently set at five. The directors elected at the Meeting will hold office until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

     All of the nominees are currently directors of the Company whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, a proxy will be voted



`FOR'' an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for the election of directors. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected.

     Contran Corporation (`Contran'') and certain related entities held approximately 91% of the outstanding shares of Valhi Common Stock as of the Record Date and have indicated their intention to have such shares represented at the Meeting and to vote such shares `FOR'' the election of all of the nominees for director as set forth in this Proxy Statement. If such shares are represented and voted as indicated at the Meeting, a quorum will be present and all such nominees will be elected as directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE `FOR'' THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

     NOMINEES FOR DIRECTOR. The following information has been provided by the respective nominees for election as directors of the Company for terms expiring at the 1997 Annual Meeting of Stockholders.

     NORMAN S. EDELCUP, age 60, has served as a director of Valhi and/or certain of Valhi's predecessors since 1975. Mr. Edelcup has served as Chairman of the Board of Item Processing of America, Inc., a processing service bureau, since prior to 1991. Mr. Edelcup also serves as a director of Artistic Greetings, Inc., a mail-order stationery products company, and as a trustee for the Baron Asset Fund, a mutual fund. Additionally, he serves as Chairman of the Company's



Audit Committee and Management Development and Compensation Committee (the `MD&C Committee'').

     KENNETH R. FERRIS, age 47, has served as a director of Valhi since 1995 and served as a director of certain wholly owned subsidiaries of Valhi from 1986 to 1995. Dr. Ferris has been a Distinguished Professor at the American Graduate School of International Management since 1991. Dr. Ferris held various instructor and administrative positions at the Cox School of Business, Southern Methodist University until 1991 and has also conducted a private business consulting practice since prior to 1991.

     GLENN R. SIMMONS, age 68, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Glenn Simmons has been Vice Chairman of the Board of Valhi and Contran, a diversified holding company, since prior to 1991. Mr. Glenn Simmons is a director of Valhi's majority owned subsidiary, NL Industries, Inc. (`NL''), a chemicals company; Vice Chairman of the Board and a director of Valhi's wholly owned subsidiary, Valcor, Inc. (`Valcor''), a company that is engaged in the building products, hardware products and fast food industries; Chairman of the Board, Chief Executive Officer and a director of Contran's majority owned subsidiary, Keystone Consolidated Industries, Inc. (`Keystone''), a steel rod, wire and wire products company; and a director of Contran's less than majority owned affiliate, Tremont Corporation (`Tremont''), a titanium metals company. Mr. Glenn Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. Mr. Glenn Simmons serves as a member of the Company's Executive Committee and is a brother of Harold C. Simmons.



     HAROLD C. SIMMONS, age 64, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Harold Simmons has been Chairman of the Board and Chief Executive Officer of Valhi and Contran since prior to 1991 and has been President of Valhi and Contran since 1994. Mr. Harold Simmons is Chairman of the Board and a director of NL; a director of Tremont; and Chairman of the Board, President, Chief Executive Officer and a director of Valcor. Mr. Harold Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1968. Mr. Harold Simmons serves as Chairman of the Company's Executive Committee and is a brother of Glenn R. Simmons.

     J. WALTER TUCKER, JR., age 70, has served as a director of Valhi and/or certain of Valhi's predecessors since 1982. Mr. Tucker has been the President, Treasurer and a director of Tucker & Branham, Inc., a mortgage banking, insurance and real estate company, and Vice Chairman of the Board and a director of Keystone since prior to 1991. Mr. Tucker is a director of Columbian Mutual Life Insurance Company and SunTrust Banks, Inc. Mr. Tucker has been an executive officer and/or director of various companies related to Valhi and Contran since 1981.

     For information concerning legal proceedings to which certain director nominees are parties and other matters, see `Certain Litigation and Other Matters''and ``Certain Relationships and Transactions.''

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings and took action by written consent in lieu of meetings on ten occasions in 1995. Each of the directors participated in all of such meetings and all of the meetings of the committees on which they served.

     The Board of Directors has established and delegated authority to the following standing committees:

     AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to review the selection of the Company's independent auditors and to make its recommendation with respect to such selection to the Board of Directors; to review with the independent auditors the scope and results of the annual auditing engagement, the procedures for internal auditing, the system of internal accounting controls and internal audit results; and to direct and supervise special audit inquiries. The current members of the Audit Committee are Norman S. Edelcup (Chairman) and Dr. Kenneth R. Ferris. The Audit Committee held two meetings and took no action by written consent in 1995.

     MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation, including making recommendations to the Board of Directors regarding compensation matters involving the Chief Executive Officer; to review and approve grants of stock options and awards of restricted stock under the Company's incentive plan; and to review and administer such other compensation matters as the Board of Directors may direct from time to time. The current members of the MD&C Committee are Norman S. Edelcup (Chairman), Dr. Kenneth R. Ferris and J. Walter Tucker, Jr. The MD&C Committee held two meetings and took action by written consent in lieu of meetings on two occasions in 1995.



     EXECUTIVE COMMITTEE. The principal responsibilities of the Executive Committee are to take such actions as are required to manage the Company, within the powers provided by Delaware statutes and except as otherwise limited by the Board of Directors. The current members of the Executive Committee are Harold
C. Simmons (Chairman) and Glenn R. Simmons. The Executive Committee did not hold any meetings and did not take any action by written consent in 1995.

     The Board of Directors does not have a nominating committee or any committee performing a similar function and, therefore, all matters that would be considered by such a committee are acted upon by the full Board of Directors.
 The Board of Directors will consider recommendations by stockholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the Corporate Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of stockholders. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee's willingness to serve.

     Members of the standing committees will be elected at the annual meeting of the Board of Directors immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.



                               EXECUTIVE OFFICERS

     Set forth below is certain information relating to the current executive officers of Valhi. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Harold C. Simmons and Glenn R. Simmons is set forth under `Election of Directors-Nominees for Director.''

        NAME                AGE                 POSITION(S)
Harold C. Simmons            64    Chairman of the Board, President and
                                   Chief Executive Officer
Glenn R. Simmons             68    Vice Chairman of the Board
Eugene K. Anderson           60    Vice President and Assistant Treasurer
Joseph S. Compofelice        46    Executive Vice President
William J. Lindquist         38    Vice President and Tax Director
J. Thomas Montgomery, Jr.    49    Vice President and Controller
Robert W. Singer             59    Vice President
William C. Timm              51    Vice President-Finance and Treasurer
Steven L. Watson             45    Vice President and Secretary

     EUGENE K. ANDERSON has served as Vice President and Assistant Treasurer of Valhi since 1994. Mr. Anderson has served as Vice President of Contran since prior to 1991 and as Assistant Treasurer of Contran since 1994. Mr. Anderson has served as an executive officer of various companies related to Valhi and Contran since 1980.

     JOSEPH S. COMPOFELICE has served as Executive Vice President of Valhi since 1994. Mr. Compofelice has also been the Vice President and Chief Financial Officer of NL and Tremont since 1994 and a director of NL since 1995. In February 1996, he was elected as Vice President, Chief Financial Officer and a director of Titanium Metals Corporation (`TIMET''), Tremont's principal operating subsidiary. From prior to 1991 to 1993, Mr. Compofelice was the Vice



President and Chief Financial Officer of Baroid Corporation, a company engaged in the petroleum services industry that Dresser Industries, Inc. acquired in 1994.

     WILLIAM J. LINDQUIST has served as Vice President and Tax Director of Valhi and Contran since 1991. Mr. Lindquist served as Corporate Tax Manager of Valhi, Contran and various companies related to Valhi and Contran from 1980 to 1991.

     J. THOMAS MONTGOMERY, JR. has served as Vice President and Controller of Valhi and Contran since prior to 1991. Mr. Montgomery has served as an executive officer of various companies related to Valhi and Contran since 1982.

     ROBERT W. SINGER has served as Vice President of Valhi and Contran since prior to 1991. Mr. Singer has also served as President and Chief Operating Officer of Keystone since prior to 1991. Mr. Singer has served as an executive officer and/or director of various companies related to Valhi and Contran since 1982.

     WILLIAM C. TIMM has served as Vice President-Finance of Valhi and Contran since prior to 1991 and as Treasurer of Valhi and Contran since 1991. Mr. Timm has served as an executive officer and/or director of various companies related to Valhi and Contran since 1981.

     STEVEN L. WATSON has served as Vice President and Secretary of Valhi and Contran since prior to 1991. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.
                               SECURITY OWNERSHIP



OWNERSHIP OF VALHI AND ITS PARENTS. The following table and notes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the ``ommission''), of Valhi Common Stock held by (i) each person or group of persons known to Valhi to own beneficially more than 5% of the outstanding shares of Valhi Common Stock, (ii) each director of Valhi, (iii) each executive officer of Valhi named in the Summary Compensation Table below (a ``amed executive officer'') and (iv) all directors and executive officers of Valhi as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of Valhi Common Stock held by Contran, National City Lines, Inc. (``ational'') and Valhi Group, Inc. (``VGI''), as reported in the table below. Except as set forth below, no securities of Valhi's parent companies are beneficially owned by any director or executive officer of Valhi. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.

                                                VALHI COMMON STOCK
                                            AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)   CLASS
                                                                     (1)(2)

Contran Corporation and subsidiaries:
Contran Corporation (3)                     7,102,158 (4)(5)          6.2%
National City Lines, Inc. (3)              11,491,009 (4)            10.1%
Valhi Group, Inc. (3)                      85,644,496 (4)            75.1%



Norman S. Edelcup                              20,000 (6)             *
Kenneth R. Ferris                               8,000 (7)             *
Glenn R. Simmons                              647,833 (4)(8)          *
Harold C. Simmons                             730,383 (4)(9)          *
J. Walter Tucker, Jr.                         236,750 (10)            *
Joseph S. Compofelice                          20,000 (11)            *
William C. Timm                               358,050 (4)(12)         *
Steven L. Watson                              210,635 (4)(13)         *
All directors and executive officers
  as a group (12 persons)                   2,788,325 (4)(5)(6)(7)    2.4%
                                                      (8)(9)
                                                      (10)(11)(12)
                                                      (13)(14)




[FN]
- - ----------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares of Valhi Common Stock set forth opposite their names. The number of shares and percentage of ownership of Valhi Common Stock for each person or group assumes that shares of Valhi Common Stock issuable upon the exercise of stock options to such person or group (exclusive of others) within sixty days subsequent to the Record Date are outstanding.

(2) The above table is based on 114,089,814 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 1,186,200 shares of Valhi Common Stock held by NL and 1,000,000 shares of Valhi Common Stock held by Valmont Insurance Company (`Valmont''), a wholly owned subsidiary of Valhi, are excluded from the amount of Valhi Common Stock outstanding. Pursuant to Delaware corporate law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3) The business address of Contran, National and VGI is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4) National, NOA, Inc. (`NOA'') and Dixie Holding Company (``Dixie Holding'') are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. (`Southwest'') are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. (`Dixie Rice'') is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.7% and 54.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of Harold C. Simmons' children and grandchildren (the `Trusts''), of which Mr. Harold Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Harold Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Harold Simmons, however, disclaims beneficial ownership of such Contran shares.

     The Combined Master Retirement Trust (the "Master Trust'') holds approximately 0.1% of the outstanding shares of Valhi Common Stock. The Master Trust was formed to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the Master Trust and the sole member of the Trust Investment Committee for the Master Trust. The trustee and members of the Trust Investment Committee for the Master Trust are selected by the Board of Directors. Harold C. Simmons, Glenn R. Simmons, William C. Timm and Steven L. Watson are participants in one or more of the employee benefit plans that invest through the Master Trust. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.


     Harold C. Simmons is the Chairman of the Board, President and Chief Executive Officer of VGI, National, NOA, Dixie Holding and Contran. Mr. Harold Simmons is also the Chairman of the Board and Chief Executive Officer of Dixie Rice and Southwest. By virtue of the holding of such offices, the stock ownership as described above and his service as trustee as described above, Mr. Harold Simmons may be deemed to control such entities, and Mr. Harold Simmons, National, NOA, Dixie Rice, Dixie Holding, Southwest and Contran may be deemed to possess indirect beneficial ownership of certain shares of Valhi Common Stock held by such entities. However, Mr. Harold Simmons disclaims beneficial ownership of the shares of Valhi Common Stock beneficially owned, directly or indirectly, by such entities and NL and Valmont.

(5) The shares of Valhi Common Stock shown as owned by Contran include 0.2% of the outstanding Valhi Common Stock directly held by the Contran Deferred Compensation Trust No. 2 (the `CDCT No. 2''). NationsBank of Texas, N.A. serves as trustee of the CDCT No. 2 (the `Trustee''). Contran established the CDCT No. 2 as an irrevocable `rabbi trust'' to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations.
     Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares held by the CDCT No. 2, (ii) shares dispositive power over such shares with the Trustee and (iii) may be deemed the indirect beneficial owner of such shares.


(6) The shares of Valhi Common Stock shown as beneficially owned by Mr. Edelcup include 8,000 shares that he has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Company's 1990 Non-Employee Director Stock Option Plan (the `Director Plan'').

(7)  The shares of Valhi Common Stock shown as beneficially owned by Dr. Kenneth
     R. Ferris include 7,500 shares held in his retirement account.

(8) The shares of Valhi Common Stock shown as beneficially owned by Glenn R. Simmons include 580,000 shares that Mr. Glenn Simmons has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Company's 1987 Stock Option-Stock Appreciation Rights Plan, as amended (the `Incentive Plan''), and 6,150 shares of restricted Valhi Common Stock awarded pursuant to the Incentive Plan. Also included in the amount shown as beneficially owned by Mr. Glenn Simmons are 4,383 shares held in his individual retirement account. In addition, included in the amount shown as beneficially owned by Mr. Glenn Simmons are 18,150 shares held by Mr. Glenn Simmons' wife, 800 shares held in a retirement account for Mr. Glenn Simmons' wife and 1,000 shares held by Mr. Glenn Simmons' wife in trust for the benefit of their daughter, with respect to which Mr. Glenn Simmons disclaims beneficial ownership.

(9) The shares of Valhi Common Stock shown as beneficially owned by Harold C. Simmons include 650,000 shares that Mr. Harold Simmons has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Incentive Plan. In addition, included in the amount shown as beneficially owned by Mr. Harold Simmons are 77,000 shares held by Mr. Harold Simmons' wife, with respect to which Mr. Harold Simmons disclaims beneficial ownership.

(10) The shares of Valhi Common Stock shown as beneficially owned by J. Walter Tucker, Jr. include 8,000 shares that Mr. Tucker has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Director Plan. In addition, included in the amount shown as beneficially owned by Mr. Tucker are 217,250 shares held by Mr. Tucker's wife, with respect to which Mr. Tucker disclaims beneficial ownership.

(11) The shares of Valhi Common Stock shown as beneficially owned by Joseph S. Compofelice include 10,000 shares that Mr. Compofelice has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Incentive Plan. In addition, included in the amount shown as beneficially owned by Mr. Compofelice are 10,000 shares held by Mr. Compofelice and his wife as joint tenants.

(12) The shares of Valhi Common Stock shown as beneficially owned by William C. Timm include 355,000 shares that Mr. Timm has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Incentive Plan and 3,050 shares of restricted Valhi Common Stock awarded pursuant to the Incentive Plan.

(13) The shares of Valhi Common Stock shown as beneficially owned by Steven L. Watson include 192,000 shares that Mr. Watson has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Incentive Plan and 1,500 shares of restricted Valhi Common Stock awarded pursuant to the Incentive Plan. In addition, included in the amount shown as beneficially owned by Mr. Watson are 3,035 shares held in his individual retirement account.

(14) In addition to the foregoing, the shares of Valhi Common Stock shown as beneficially owned by the directors and executive officers of Valhi as a group include 430,000 shares that the remaining executive officers of Valhi have the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the Incentive Plan, 4,500 shares of restricted Valhi Common Stock awarded pursuant to the Incentive Plan, 15,924 shares held by such officers in their individual retirement accounts and 10,000 shares held by such officers in other retirement accounts. Additionally, included in the shares of Valhi Common Stock beneficially owned by such remaining executive officers are 5,000 shares held in the individual retirement accounts of such officers' spouses with respect to which such officers disclaim beneficial ownership.

     OWNERSHIP OF SUBSIDIARY. The following table and notes set forth the beneficial ownership, as of the Record Date, of the common stock, $0.125 par value per share, of NL (`NL Common Stock'') held by (i) each director of Valhi,
(ii) each named executive officer and (iii) all directors and executive officers of Valhi as a group. Except as set forth below, no securities of Valhi's subsidiaries are beneficially owned by any director or executive officer of Valhi. All information has been taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons.




                                                    NL COMMON STOCK
                                                 AMOUNT AND NATURE  PERCENT
NAME OF BENEFICIAL OWNER                                OF             OF
                                                    BENEFICIAL       CLASS
                                                   OWNERSHIP (1)     (1)(2)
                                                                         -
Norman S. Edelcup                                        -0-
Kenneth R. Ferris                                        600 (3)        *
Glenn R. Simmons                                      20,800 (4)(5)     *
Harold C. Simmons                                     69,475 (5)(6)     *
J. Walter Tucker, Jr.                                    -0-           -0-
Joseph S. Compofelice                                 86,106 (7)        *
William C. Timm                                          -0-           -0-
Steven L. Watson                                       9,000            *
All directors and executive officers of
 Valhi as a group (12 persons)                       229,646 (3)(4)     *
                                                             (5)
                                                             (6)(7)
                                                             (8)



[FN]
- - -------------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares of NL Common Stock set forth opposite their names. The number of shares and percentage of ownership of NL Common Stock for each person or group assumes that shares of NL Common Stock issuable upon the exercise of stock options to such person or group (exclusive of others) within sixty days subsequent to the Record Date are outstanding.

(2) The above table is based on 51,095,820 shares of NL Common Stock outstanding as of the Record Date.

(3) The shares of NL Common Stock shown as beneficially owned by Kenneth R. Ferris include 600 shares held by Dr. Ferris in his individual retirement account.

(4) The shares of NL Common Stock shown as beneficially owned by Glenn R. Simmons include 6,800 shares held in his retirement account. In addition, included in the amount shown as beneficially owned by Mr. Glenn Simmons are 1,000 shares held by Mr. Glenn Simmons' wife, with respect to which Mr. Glenn Simmons disclaims beneficial ownership.

(5) Valhi and Tremont directly and beneficially own 53.8% (27,474,810 shares) and 17.7% (9,064,780 shares) of the outstanding NL Common Stock, respectively. VGI, National, Contran, NL, Valmont and the Master Trust are the holders of approximately 34.6%, 4.6%, 3.1%, 0.5%, 0.4% and 0.1%, respectively, of the outstanding common stock of Tremont. Contran's ownership percentage of Tremont common stock includes 2.1% of the outstanding Tremont common stock directly held by the CDCT No. 2. See footnote (5) to the `Ownership of Valhi and Its Parents'' table above for a description of the CDCT No. 2. See also footnotes (2), (4) and (5) to the same table for information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of NL Common Stock held by Valhi and Tremont. Glenn R. Simmons and Harold C. Simmons disclaim beneficial ownership of all of the shares of NL Common Stock owned by these entities.

(6) The shares of NL Common Stock shown as beneficially owned by Harold C. Simmons consists of 69,475 shares held by Mr. Harold Simmons' wife, with respect to which Mr. Harold Simmons disclaims beneficial ownership.

(7) The shares of NL Common Stock shown as beneficially owned by Joseph S. Compofelice include 50,000 shares that Mr. Compofelice has the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options granted pursuant to the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. and 5,106 shares credited to Mr. Compofelice's account under the Savings Plan for Employees of NL Industries, Inc. (the `NL Savings Plan'').

(8) In addition to the foregoing, the shares of NL Common Stock shown as beneficially owned by the directors and executive officers of Valhi as a group include 190 shares that the remaining executive officers of Valhi have the right to acquire upon the exercise within 60 days subsequent to the Record Date of stock options and 7,700 shares held by such officers in their individual retirement accounts. Additionally, included in the shares of NL Common Stock beneficially owned by such remaining executive officers are the following shares of which such officers disclaim beneficial ownership: 500 shares held in the individual retirement accounts of such officers' spouses, 275 shares held by such spouses in other retirement accounts and 20,000 shares held by a profit sharing trust unaffiliated with Valhi or NL of which one of such officers is a trustee.

     The Company understands that Contran and related entities may consider acquiring or disposing of shares of Valhi Common Stock through open-market or privately-negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Valhi Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company may similarly consider acquisitions of shares of Valhi Common Stock and acquisitions or dispositions of securities issued by related entities. Neither Contran nor the Company presently intends to engage in any transaction or series of transactions that would result in the Valhi Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the `Exchange Act''), or ceasing to be traded on a national securities exchange.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                             AND OTHER INFORMATION

     COMPENSATION OF DIRECTORS. During 1995, directors of Valhi who were not also employees of the Company or an affiliate of the Company received an annual retainer of $10,000 paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and as a daily rate for other services rendered on behalf of the Board of Directors and/or committees thereof. In addition, directors who were members of the Audit Committee or MD&C Committee received an annual retainer of $4,000, paid in quarterly installments, for each committee on which they served. Directors were also reimbursed for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors and/or its committees. Current directors receiving fees during 1995 were Norman S. Edelcup, Dr. Kenneth R. Ferris and J. Walter Tucker, Jr. (together, the `Non-Employee Directors'').

     Each Non-Employee Director on February 3, 1995 was granted an option, pursuant to the Director Plan, to purchase 2,000 shares of Valhi Common Stock at an exercise price of $7.75 per share, which was equal to the market value of such shares on the date of grant calculated as the last reported sales price of Valhi Common Stock on the New York Stock Exchange Composite Tape on such date. Options granted pursuant to the Director Plan become fully exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant. The Director Plan terminated in accordance with its terms on January 1, 1996, after which no further stock options could be granted but outstanding stock options would continue to be exercisable in accordance with their terms.

     Valhi and Contran are parties to an intercorporate services agreement (the `Contran/Valhi ISA'') pursuant to which Contran provided certain services to Valhi during 1995, including services rendered to Valhi by Glenn R. Simmons and Harold C. Simmons, each of whom is a director of Valhi. NL and Contran are parties to an intercorporate services agreement (the `Contran/NL ISA'') pursuant to which Contran provided services rendered by Harold C. Simmons to NL during 1995. See `Certain Relationships and Transactions'' below.

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by Valhi and its subsidiaries to or on behalf of Valhi's Chief Executive Officer, each of the four other most highly compensated individuals during 1995 who were executive officers of Valhi at December 31, 1995, for services rendered to Valhi and its subsidiaries during 1993, 1994 and 1995. During such periods, Harold C. Simmons' and Glenn R. Simmons' compensation was paid by Contran and Joseph S. Compofelice's compensation was paid by NL and Tremont. Valhi paid the remainder of the named executive officers their compensation during such periods. In December 1994, Valhi's Board of Directors declared a special dividend distribution of its interest in Tremont (the `Tremont Dividend''), after which Tremont ceased being a subsidiary of Valhi. Accordingly, after the Tremont Dividend, Valhi ceased to report any compensation paid by Tremont or Valhi for services rendered to Tremont. Valhi, Contran, NL, Tremont and certain related corporations have entered into certain intercorporate services agreements between each other (collectively, the `ISAs''). Pursuant to each ISA, the parties to the ISA agreed to render certain reimbursable services to the other, including executive officer services rendered to one party by employees of the other. The fees paid pursuant to the ISAs are based upon the estimated percentage of time individual employees, including executive officers, devote to matters on behalf of the recipient of the services. See also `Certain Relationships and Transactions.''
 The information provided with respect to Joseph S. Compofelice is based in part on information provided in the NL Proxy Statement for NL's Annual Meeting of Shareholders to be held on May 8, 1996 (the `NL Proxy Statement'').

                           SUMMARY COMPENSATION TABLE
                                                                                              LONG TERM
                                                                                    COMPENSATION (1)
                                               ANNUAL COMPENSATION (2)                   AWARDS               S
                                                                                       RESTRICTED        SHARES

          NAME AND                                                                  STOCK         UNDERLYING      ALL OTHER
     PRINCIPAL POSITION         YEAR          SALARY (3)          BONUS (3)       AWARDS          OPTIONS(#)    COMPENSATION
Harold C. Simmons.                1995      $ 1,368,000(4)      $     -0-      $   -0-             -0-           $    -0-
Chairman of the Board, President  1994        1,425,015(4)            -0-          -0-             -0-                -0-
and Chief Executive Officer       1993        1,996,000(4)            -0-          -0-             -0-                -0-
                                                                                   -0-
Glenn R. Simmons..                1995          210,308(5)            -0-          -0-             -0-                -0-
Vice Chairman of the Board        1994          169,116(5)            -0-          -0-         100,000 (6)            -0-
                                  1993          150,424(5)            -0-       99,938(7)      100,000 (6)            -0-

Joseph S. Compofelice (8).        1995          212,000(9)        277,500(9)       -0-          30,000 (10)        39,042 (11)
Executive Vice President          1994          246,482(9)        250,300(9)       -0-          50,000 (12)        11,543 (11)
                                                                                               125,000 (10)
                                                                                                25,000 (13)

William C. Timm...                1995          165,679(14)        49,704(14)      -0-             -0-             19,266 (15)
Vice President-Finance and        1994          214,869(14)       213,941(14)      -0-          75,000 (6)         21,000 (15)
Treasurer                         1993          199,519(14)       119,711(14)   50,213(7)       75,000 (6)         51,500 (15)

Steven L. Watson                  1995          124,268(16)        53,258(16)      -0-             -0-              7,020 (15)
Vice President and Secretary      1994          133,810(16)       133,809(16)      -0-          40,000 (6)         21,000 (15)
                                  1993          121,793(16)        60,897(16)   24,863(7)       40,000 (6)         17,091 (15)

[FN]

(1) No payouts were made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the column for such compensation has been omitted.

(2) Other annual compensation for each of the named executive officers included perquisites, which perquisites were less than the level required for reporting. Therefore, the column for other annual compensation has been omitted.

(3) The amounts shown in the table as compensation for Mr. Harold Simmons and Mr. Glenn Simmons represent the portion of the fees paid to Contran pursuant to the ISAs with respect to services Mr. Harold Simmons and Mr. Glenn Simmons rendered to Valhi and its subsidiaries, plus the amount of director fees paid to Mr. Harold Simmons and Mr. Glenn Simmons by NL and, prior to 1995, Tremont. See also footnotes (4) and (5) below.

     NL and Tremont have paid Mr. Compofelice's compensation while he has been an executive officer of the Company. After the Tremont Dividend, Valhi ceased to report any compensation paid by Tremont to Mr. Compofelice other than the amount Valhi credits to Contran (which Contran in turn credits Tremont) for Mr. Compofelice's services provided to Valhi pursuant to the Contran/Valhi ISA. The amounts shown as compensation in the table for Mr. Compofelice for 1995 represent the full amount paid by NL for services Mr. Compofelice rendered during 1995 plus the portion of the fees paid by Valhi to Contran pursuant to the Contran/Valhi ISA with respect to services Mr. Compofelice rendered to Valhi in 1995. The amounts shown as compensation in the table for Mr. Compofelice for 1994 represent the full amount paid by NL and Tremont for services Mr. Compofelice rendered during 1994. See also footnote (9) below.

     The amounts shown in the table as compensation for Messrs. Timm and Watson represent the full amount paid by Valhi for services such individuals rendered to Valhi during each respective period, less the portion of such compensation that is attributable to the services such executive officers rendered to Contran and certain entities related to Contran, for which Contran credited Valhi pursuant to the Contran/Valhi ISA. The net salary and bonus amounts shown for each such individual for each such period reflect the reduction for the amount credited to Valhi by Contran, which has been allocated proportionately between each individual's base salary and bonus. See also footnotes (14) and (16) below.

(4) As described in footnote (3), the aggregate amount of compensation shown in the table for Mr. Harold Simmons consists of (i) fees paid by Valhi pursuant to the ISAs with respect to services Mr. Harold Simmons rendered to Valhi in the amount of $950,000, $946,515 and $1,438,016 for 1995, 1994 and 1993, respectively; (ii) fees paid by NL pursuant to the ISAs with respect to services Mr. Harold Simmons rendered to NL in the amount of $400,000, $380,000 and $475,868 for 1995, 1994 and 1993, respectively, and director fees paid by NL to Mr. Harold Simmons in the amount of $18,000, $17,250 and $18,000 for 1995, 1994 and 1993, respectively; and (iii) fees paid by Tremont pursuant to the ISAs with respect to services by Mr. Harold Simmons rendered to Tremont in the amount of $64,000 and $46,116 for 1994 and 1993, respectively, and director fees paid by Tremont to Mr. Harold Simmons in the amount of $17,250 and $18,000 for 1994 and 1993, respectively.

(5) As described in footnote (3), the aggregate amount of compensation shown in the table for Mr. Glenn Simmons consists of (i) fees paid by Valhi pursuant to the ISAs with respect to services Mr. Glenn Simmons rendered to Valhi in the amount of $192,308, $134,616 and $114,424 for 1995, 1994 and 1993,
     respectively; (ii) director fees paid by NL to Mr. Glenn Simmons in the amount of $18,000, $17,250 and $18,000 for 1995, 1994 and 1993,
     respectively; and (iii) director fees paid by Tremont to Mr. Glenn Simmons in the amount of $17,250 and $18,000 for 1994 and 1993, respectively.

(6) On March 30, 1993 and March 10, 1994, stock options were granted to these named executive officers for the number of shares shown in the table above for 1993 and 1994, respectively. Such options were originally granted with escalating exercise prices based on the yield for five-year U.S. Treasury Notes on the date of grant, less the amount of cash dividends paid per share. Such options were considered variable-priced options under generally accepted accounting principles, which would have required the Company to expense annually the excess of the market value of the underlying shares over the adjusted exercise price of the stock options.
     On October 26, 1994, a grant of fixed-priced stock options was approved by the MD&C Committee in exchange for the variable-priced options previously granted, which eliminated any future annual expenses related thereto. The exercise prices for the fixed-priced stock options were set at prices equal to the exercise prices that would have existed at the vesting dates of each portion of the original variable-priced stock options, based upon original escalation rates of such stock options and the cash dividend rate at the time of the exchange. The stock options reported in the Summary Compensation Table for these executive officers reflect the net stock options attributable to each year indicated (the year of grant of the replaced option) with respect to the named executive officers.
     Pursuant to an agreement between Contran and Valhi, Contran will pay Valhi an amount equal to the market value on the date of exercise of any Valhi Common Stock issued to Mr. Glenn Simmons pursuant to his exercise of stock options that Valhi has granted to him.

(7) The dollar value of the reported awards of restricted Valhi Common Stock is based on the last reported sales price per share on the date of the award of Valhi Common Stock as reported by the New York Stock Exchange Composite Tape.

     The total number of shares of restricted Valhi Common Stock awarded in the last three fiscal years to each named executive officer and the aggregate number and value of each named executive officer's holdings of restricted Valhi Common Stock as of December 31, 1995 (at which time the market value was $6.375 per share based on the last reported sales price per share on such date as reported by the New York Stock Exchange Composite Tape) were as follows:







                               Total Number of        Non-Vested      Value of Non-
Named Executive Officer     Shares of Restricted      Shares of          Vested
                             Valhi Common Stock    Restricted Valhi    Restricted
                               Awarded in the        Common Stock     Valhi Common
                             Last Three Fiscal           as of         Stock as of
                                 Years               December 31,     December 31,
                                                        1995              1995
Harold C. Simmons.                    -0-                 -0-           $   -0-
Glenn R. Simmons (a)               20,500               6,150            39,206
Joseph S. Compofelice                 -0-                 -0-               -0-
William C. Timm...                 10,300               3,050            19,444
Steven L. Watson..                  5,100               1,500             9,563




[FN]
     (a) Pursuant to an agreement between Contran and Valhi, Contran will pay Valhi an amount equal to the market value on the date of vesting of any restricted Valhi Common Stock issued to Mr. Glenn Simmons.

     The reported shares of restricted Valhi Common Stock vest at a rate of approximately 40% after six months from the date of award, 30% after eighteen months from the date of the award and 30% after 30 months from the date of the award, unless vesting is otherwise accelerated by the MD&C Committee. Dividends on all shares of restricted Valhi Common Stock are paid at the same time and at the same rate as dividends on unrestricted Valhi Common Stock.

(1) Mr. Compofelice commenced serving as an executive officer of Valhi in July 1994.

(2) As described in footnote (3), Mr. Compofelice's Valhi compensation consists of (i) for 1995, a base salary and bonus paid by NL of $185,000 and $277,500, respectively, plus an addition to Mr. Compofelice's 1995 base salary of $27,000 representing an amount that Valhi credited Contran (which Contran in turn credited Tremont) pursuant to the Contran/Valhi ISA for services Mr. Compofelice provided Valhi in 1995 and (ii) for 1994, a base salary and bonus paid by NL of $166,856 and $250,300, respectively, plus a base salary paid by Tremont of $79,626. All bonuses paid by NL were paid pursuant to NL's Variable Compensation Plan, formerly known as NL's Share in Performance Incentive Plan. See "Appendix A-NL Compensation Committee

     Report on Executive Compensation" for a discussion of the NL Variable Compensation Plan.

(3) Represents shares of NL Common Stock underlying stock options granted by NL to Mr. Compofelice.

(4)  All other compensation for 1995 and 1994 for Mr. Compofelice consists of
     (i) contributions by NL of $9,000 and $9,000, respectively, to Mr. Compofelice's account under the NL Savings Plan and (ii) term life insurance premiums of $1,512 and $950, respectively, paid by NL for the benefit of Mr. Compofelice. All other compensation for Mr. Compofelice also includes an accrual of $28,530 in 1995 by NL in an unfunded account for the benefit of Mr. Compofelice under the Supplemental Executive Retirement Plan for Executives and Officers of NL and a retirement contribution made in 1994 by TIMET of $1,593 to Mr. Compofelice's account under the TIMET Thrift/Retirement Plan.

(5) Represents shares of Valhi Common Stock underlying a fixed-price stock option granted by Valhi to Mr. Compofelice.

(6) Represents shares of Tremont common stock underlying stock options granted by Tremont to Mr. Compofelice.

(7) As described in footnote (3), Mr. Timm's Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amounts were $109,617, $72,117 and $80,770 for 1995, 1994 and 1993, respectively. Mr. Timm's 1994 salary amount includes a reimbursement of $927 for taxes with respect to an accrual for 1994 to an unfunded reserve account for his benefit.

All other compensation for the last three years for each of the following named executive officers consisted of contributions to the Company's employee stock ownership plan (the `ESOP''), the Company's matching contributions pursuant to the Company's Deferred Incentive Plan (the `DIP'') and accruals to unfunded reserve accounts payable upon the named executive officer's retirement, the termination of his employment with the Company or to his beneficiaries upon his death, as follows:



                                                                                                 Unfunded
                                                                                                  Reserve
                                                                ESOP           Valhi's DIP        Account
Named Executive Officer                            Year Contribution (a)   Contribution       Accruals        Total

William C. Timm.......                              1995       $  -0-           $ 7,020         $ 12,246       $19,266
                                                    1994        3,000             18,000(b)           -0-        21,000
                                                    1993        3,773             13,491           34,236        51,500

Steven L. Watson......                              1995          -0-              7,020              -0-         7,020
                                                    1994        3,000             18,000(b)           -0-        21,000 (b)
                                                    1993        3,600             13,491              -0-        17,091



[FN]
     (a)  The Company terminated the ESOP as of March 31, 1995

     (b) Pursuant to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the `Code''), the DIP distributed in March 1995 to each of the above named executive officers $4,560 of such officer's $18,000 1994 DIP contribution from Valhi.

(1) As described in footnote (3), Mr. Watson's Valhi compensation excludes the amount Contran credited to Valhi for his services pursuant to the Contran/Valhi ISA, which amounts were $72,474, $42,381 and $42,310 for 1995, 1994 and 1993, respectively.


     GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. In 1995, Valhi did not grant to its executive officers any stock options or stock appreciation rights (`SARs'') under the Incentive Plan. See APPENDIX A for a description of stock options NL granted Mr. Joseph S. Compofelice in 1995.

     STOCK OPTION EXERCISES AND HOLDINGS. The following table provides information, with respect to the named executive officers, concerning the value of unexercised stock options held as of December 31, 1995. In 1995, no named executive officer exercised any stock options. No SARs have been granted under the Incentive Plan.

                        DECEMBER 31, 1995 OPTION VALUES


                                     NUMBER OF SHARES  VALUE OF UNEXERCISED
                                        UNDERLYING     IN-THE-MONEY OPTIONS
            NAME                        UNEXERCISED    AT DECEMBER 31,
                                        OPTIONS AT     1995 (2)
                                        DECEMBER 31,
                                        1995 (#)
                                     EXERCIS  UNEXERCI   EXERCISA  UNEXERCI
                                     ABLE     SABLE      BLE       SABLE
Harold C. Simmons (1)........         650,000       -0-  $242,250   $   -0-
Glenn R. Simmons (1).........         540,000   160,000   313,600    93,700
Joseph S. Compofelice........          10,000    40,000       -0-       -0-
William C. Timm..............         325,000   125,000   255,500    75,350
Steven L. Watson.............         176,000    64,000   141,590    37,480


[FN]
- - ----------

(1) Pursuant to an agreement between Contran and Valhi, Contran will pay Valhi an amount equal to the market value on the date of exercise of any Valhi Common Stock issued to such person pursuant to the exercise of stock options granted to such person.

(2) The aggregate amount represents the difference between the exercise price of the individual stock options and the $6.375 per share market value of Valhi Common Stock on December 31, 1995, calculated as the last reported sales price per share as reported on the New York Stock Exchange Composite Tape on such date.

     PENSION PLAN. The Company's Pension Plan (the `Pension Plan'') is a plan qualified under the Code that provides for a defined benefit upon retirement to eligible and participating employees of Valhi and certain related companies. Under the terms of the Pension Plan, the defined benefit for a participant is formulated on the basis of a 100% joint survivorship annuity between such participant and such participant's eligible spouse determined by the amount of such participant's earnings for each year and the number of years of service credited to such participant. The compensation eligible to be utilized for purposes of the Pension Plan formula includes the annual salary and cash bonus amounts paid directly by Valhi, including the amount thereof credited by Contran to Valhi pursuant to the Contran/Valhi ISA. See `Compensation of Directors and Executive Officers and Other Information-Summary of Cash and Certain Other Compensation of Executive Officers.''

     The following table lists annual benefits under the Pension Plan for the average annual earnings and years of credited service shown for a participant retiring at the normal retirement age of 65. There is no provision under the Pension Plan providing for benefit reductions for Social Security payments received by a participant after retirement. Annual compensation for benefit determination purposes under the Pension Plan for 1995 does not take into account a participant's annual earnings in excess of $150,000. As a result, the compensation eligible to be utilized for purposes of the Pension Plan formula only includes $150,000 of the salary and bonus of the named executive officers
as disclosed in the ``ummary Compensation Table.''    A participant does not
accrue additional benefits under the Pension Plan after thirty years of credited service.

                                 YEARS OF CREDITED SERVICE
    AVERAGE ANNUAL
     EARNINGS              5             10             20              30
$80,000                  $5,317         $10,634        $21,268       $ 32,9
                                                                          02
100,000                   7,067          14,134         28,268        42,402
120,000                   8,817          17,634         35,268        52,902
140,000                  10,567          21,134         42,268        63,402
150,000                  11,442          22,884         45,768        68,652



     As of December 31, 1995, William C. Timm and Steven L. Watson were credited with 14 years and 15 years, respectively, of benefit service to Valhi under the Pension Plan. Harold C. Simmons, Glenn R. Simmons and Joseph S. Compofelice are not employees of Valhi and, therefore, do not participate in the Pension Plan. Other than as described in the Summary Compensation Table above and its related footnotes, none of the executive officers or directors of Valhi participate in any supplementary nonqualified plans that pay benefits in excess of the above limits.

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Exchange Act requires Valhi's executive officers, directors and persons who own more than 10% of a registered class of Valhi's equity securities to file reports of ownership with the Commission, the New York Stock Exchange, Inc. and Valhi. Based solely on the review of the copies of such forms received, Valhi believes that for 1995 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under Section 16(a).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, Harold C. Simmons (Valhi's Chief Executive Officer) and the MD&C Committee deliberated on Valhi executive officer compensation. The MD&C committee is currently comprised of Norman S. Edelcup (Chairman), Dr. Kenneth R. Ferris and J. Walter Tucker, Jr., all non-employee directors of Valhi. Of those persons who deliberated on Valhi executive officer compensation at any time in 1995, only Mr. Harold Simmons was an executive officer of Valhi or any of its subsidiaries.

     Mr. Harold Simmons deliberated also on the compensation of the executive officers of certain entities controlled by or affiliated with him. Other than Mr. Harold Simmons, no Valhi executive officer deliberated on the compensation of executive officers of another entity (as a member of the other entity's compensation committee, board of directors or otherwise), one of whose executive officers deliberated on the compensation of Valhi's executive officers (as member of the MD&C Committee, the Board of Directors or otherwise).

     RELATIONSHIPS WITH RELATED PARTIES.

     As set forth under the caption `Security Ownership,'' Harold C. Simmons, through Contran, may be deemed to control the Company. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Harold Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. The Company continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more of such transactions in the future. In connection with these activities the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Harold Simmons. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 1996. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests.

     No specific procedures are in place that govern the treatment of transactions among the Company and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.


                         REPORT ON EXECUTIVE COMPENSATION

     During 1995, matters regarding compensation of the Company's executive officers were administered by the Company's Chief Executive Officer (the `CEO''), the Non-Employee Directors and the MD&C Committee. This report is submitted by such individuals in their respective capacities, as set forth below. Joseph S. Compofelice's NL compensation was determined in accordance with the procedures described in APPENDIX A.

     The Board of Directors, with directors other than Non-Employee Directors abstaining, considered and approved the terms of the Contran/Valhi ISA, pursuant to which the services of Harold C. Simmons, the Company's Chairman of the Board, President and CEO, and Glenn R. Simmons, the Company's Vice Chairman of the Board, were provided. The CEO, considering recommendations of management, determined the cash compensation paid to the Company's employees, including the Company's other executive officers, and made recommendations to the MD&C Committee with respect to matters related to awards of restricted stock and grants of stock options. The MD&C Committee, which is comprised solely of the Non-Employee Directors, reviewed and approved actions related to awards of restricted stock and grants of stock options to the Company's executive officers and other employees pursuant to the Incentive Plan.

     It is the Company's policy that employee compensation, including compensation to executive officers, be at a level that allows the Company to attract, retain, motivate and reward individuals who have the requisite training and experience to manage the Company and its business. It is also the Company's policy that a significant portion of any incentive compensation paid be related to the performance of the Company's equity securities and have a commonality of interest with the stockholders of the Company, which objectives are generally met through the periodic grant of stock options and/or award of restricted stock, since the value of each is directly dependent on the future value of the Company's equity securities.

     The CEO either does not participate in the Company's compensation and employee benefit plans or the cost of such participation is credited to the Company by Contran. The amount of the fee paid by the Company under the Contran/Valhi ISA with respect to the CEO represents, in the view of the Board of Directors, the reasonable equivalent of `compensation'' for such position taking into account the CEO's unique experience and knowledge. In making such determination, the Board of Directors also considered the significant role the CEO has in establishing the Company's policies and directing strategic transactions involving the Company and its subsidiaries. Additionally, the Board of Directors took into account the Company's historical financial performance. No specific formulas, guidelines or comparable positions were considered in determining the amount of such fee, nor was there any specific relationship between the Company's current or future performance and the level of such fee.

     The compensation of the Company's executive officers, other than the CEO, consists primarily of base salary and incentive compensation. Incentive compensation consists of bonuses, in the form of cash and/or awards of restricted stock and grants of stock options. The CEO may be deemed to control approximately 91% of the outstanding Valhi Common Stock and as such is considered an effective stockholder advocate in matters concerning executive compensation, other than his own.

     Base salaries for all salaried employees, including executive officers of the Company, have been established on a position-by-position basis. Annual internal reviews of salary levels are conducted by the Company's management in an attempt to rank base salary and job value to each position. The ranges of salaries for comparable positions considered by management were based upon management's general business knowledge and no specific survey, study or other analytical process was utilized to determine such ranges. Additionally, no specific companies' or groups of companies' compensation was compared with that of the Company, nor was an attempt made to identify or otherwise quantify the compensation paid by the companies that served as a basis for such individuals' general business knowledge. Base salary levels are generally not increased except in instances of (i) promotions, (ii) increases in responsibility or (iii) unwarranted discrepancies between job value and the corresponding base salary. The Company considers across-the-board base salary increases from time to time when competitive factors so warrant. All of management's recommendations with respect to base salaries for executive officers of the Company are submitted to the CEO for modification and/or approval in his best business judgment. Prior year-to-year fluctuations in the portion of base salaries applicable to the Company with respect to its executive officers were partly a result of changes in the amount of time estimated to be spent by each such officer on behalf of Contran and the Company and the resulting changes in allocations under the Contran/Valhi ISA.

     A significant portion of an executive officer's total compensation has historically been in the form of incentive compensation that is `at risk.''
The Company's practice has been to provide for greater percentages of such `at risk''compensation at higher levels of responsibility. Annual bonuses have been paid in the form of cash and/or awards of restricted stock. Stock options are an important element of the Company's incentive compensation program and provide a further commonality of interest with the stockholders of the Company in that the value of such options depends entirely on the appreciation of the stock into which the options are exercisable. Therefore, unless the price of the Company's equity securities increases over the term of the stock options, such portion of an employee's aggregate compensation will have no value. The size of each executive's bonus and grant of stock options is based upon the recommendation of management as modified and/or approved by the CEO in his best
business judgment.   In the case of awards of restricted stock and grants of
stock options, the MD&C Committee considered the policies and factors set forth herein, the level of cash compensation paid to each individual, the recommendation of the CEO and the number of stock options previously granted to each individual. Annual performance reviews are an important factor in determining management's recommendation, which is primarily based on each executive's individual performance and to a lesser extent on the Company's overall performance. Individual performance is typically measured by the ability an executive demonstrates in performing, in a timely and cost efficient manner, the functions of his position, including routine corporate activities and the development and implementation of strategic transactions and policies. Additionally, an executive's sustained performance, experience and potential for growth are assessed. No specific financial or budget tests were applied in the measurement of individual performance. The Company's overall performance is typically measured by the Company's historical financial results and the level of success with respect to the development and implementation of strategic transactions. No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive's incentive compensation. Additionally, there was no specific weighing of the factors considered in the determination of incentive compensation paid to executive officers. No awards of restricted stock or grants of stock options were made to the Company's executive officers in 1995, based upon the CEO's individual business judgment after considering recommendations by management and the aggregate amount of incentive compensation, including prior grants of stock options.

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is the Company's policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances the Company's ability to deduct fully such compensation.

     The foregoing report is submitted by the following individuals in the capacities indicated:


NORMAN S. EDELCUP              DR. KENNETH R.
Non-Employee                   FERRIS
Director and member            Non-Employee
of the MD&C                    Director and member
Committee                      of the MD&C
                               Committee


J. WALTER TUCKER,              HAROLD C. SIMMONS
JR.                            Chief Executive
Non-Employee                   Officer
Director and member
of the MD&C
Committee


                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Valhi Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Conglomerate Index for the period of five fiscal years commencing December 31, 1990 and ending December 31, 1995. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends to stockholders. The February 3, 1995 dividend of 0.03049 of a share of Tremont common stock for each share of Valhi Common Stock was treated as if such Tremont shares were sold on the distribution date with the proceeds reinvested in Valhi Common Stock on such date.

(performance graph goes here)

                   1990      1991      1992      1993      1994      1995
VALHI, INC...      $100       $116      $107      $108     $167      $147
S&P 500......       100        130       140       155      157       215
S&P CONGLOMERATE    100        108       134       177      168       218
 .............


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS WITH RELATED PARTIES

     The Company and other entities that may be deemed to be controlled by or affiliated with Harold C. Simmons sometimes engage in certain transactions that have involved both related and unrelated parties. Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 1996. See `Compensation of Directors and Executive Officers and Other Information-Compensation Committee Interlocks and Insider Participation-Relationships with Related Parties,''for a further discussion on these transactions, management interrelationships and intercorporate relationships.

CONTRACTUAL ARRANGEMENTS

     INTERCORPORATE SERVICES AGREEMENTS. The Contran/Valhi ISA provides that Contran will render or provide for certain management, administrative and aircraft maintenance services to the Company and that the Company will render certain management and administrative services to Contran. The Company paid Contran net fees of $164,000 for services rendered under the Contran/Valhi ISA in 1995, which represented $1,499,000 for services Contran rendered to the Company less $1,335,000 for services the Company rendered to Contran. In addition, Contran and the Company credited to the other the out-of-pocket costs incurred in rendering such services. The Contran/NL ISA provides that Contran will make available the services of Harold C. Simmons to NL. NL paid Contran fees of $400,000 for such services rendered in 1995. Each of the ISAs provide for their extension on a quarter-to-quarter basis, subject to termination upon thirty days advance notice by either party, and their amendment by mutual agreement.

     SUBSIDIARY RELATIONSHIPS. NL is a party to certain additional agreements with related entities as set forth in APPENDIX A to this Proxy Statement.

                      CERTAIN LITIGATION AND OTHER MATTERS

     In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's purchase of 7.8 million shares of NL Common Stock from Valhi (the `NL Stock Purchase'').
 In addition to Valhi, the complaint named as defendants Tremont and the members of Tremont's board of directors, including Harold C. Simmons and Glenn R. Simmons. The complaint alleged, among other things, that the NL Stock Purchase constituted a waste of Tremont's assets and that Tremont's board of directors had breached its fiduciary duties to Tremont's public stockholders. A trial on this matter was held in June 1995 and in March 1996 the court issued its opinion ruling in favor of the defendants and concluded that the NL Stock Purchase did not constitute an overreaching by Valhi, that Tremont's purchase price in the NL Stock Purchase was fair and that in all other respects the NL Stock Purchase was fair to Tremont. The plaintiff's time for appeal has not yet expired.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in accordance with their best judgment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Coopers & Lybrand, L.L.P. served as the Company's primary independent public accountants for the year ended December 31, 1995 and is expected to be considered for appointment as such for the year ended December 31, 1996. Representatives of Coopers & Lybrand, L.L.P. are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                     STOCKHOLDER PROPOSALS FOR 1997 MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Commission. Such proposals must be received by the Company not later than December 6, 1996 to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders.
 Any such proposals should be addressed to: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                        1995 ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Commission, is included as part of the Annual Report mailed to the Company's stockholders with this Proxy Statement. Copies of such Annual Report may be obtained without charge by writing: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                                    APPENDIX

     Annexed to this Proxy Statement as APPENDIX A is a description of additional matters related to the 1995 compensation NL paid to Joseph S. Compofelice, an executive officer of Valhi, and information with respect to certain related party transactions involving NL.


                                   VALHI, INC.



                                   Dallas, Texas
                                   March 29, 1996
                                   APPENDIX A

                    COMPENSATION PAID BY NL INDUSTRIES, INC.
                  TO JOSEPH S. COMPOFELICE AND RELATED ISSUES


     The information provided in this Appendix A is based on information provided in the NL Proxy Statement.


     GRANTS OF NL STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The following table provides information with respect to Mr. Compofelice concerning the grant of stock options exercisable for NL Common Stock under the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. (the ``L Incentive Plan'') during 1995. No stock appreciation rights were granted under the NL Incentive Plan in 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE
                                                                                 VALUE AT
                                                                           ASSUMED ANNUAL RATES
                                                                                    OF
                             INDIVIDUAL GRANTS                                 STOCK PRICE
                                                                            APPRECIATION OF NL
                                                                               COMMON STOCK
                                                                           FOR OPTION TERM (1)
                        NUMBER OF
                      SHARES OF NL  PERCENT OF
                      COMMON STOCK     TOTAL
                       UNDERLYING     OPTIONS   EXERCISE
                         OPTIONS    GRANTED TO     OR           EXPIRATION
     NAME            GRANTED (#)        NL        BASE               DATE     5%       10%
                                     EMPLOYEES   PRICE
                                    IN 1995    PER SHARE




Joseph S. Compofelic   10,000(2)      32.8%     $11.8125 (3)      03/09/05   $ 74,248  $188,260
                       10,000(2)                 13.3125                       59,287   173,260
                       10,000(2)                 14.8125                       44,287   158,260


[FN]
- - ----------

(1) Pursuant to the rules of the Commission, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of NL Common Stock. The potential realizable value to Mr. Compofelice was computed as the difference between the appreciated value at the end of the ten-year term of the stock option of the NL Common Stock into which such stock option is exercisable and the aggregate exercise price of such stock option on such date. The appreciated value per share at the end of the ten-year term would be $19.24 and $30.64 at the 5% and 10% rates, respectively.

     The amount of gain to Mr. Compofelice is dependent on the amount of increase in the price of NL Common Stock, which would benefit all NL shareholders proportionately. These potentially realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Commission regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of NL Common Stock, overall market conditions and the timing of the exercise thereof by Mr. Compofelice. There can be no assurance that the amounts reflected in the table will be achieved.

(2) This stock option is exercisable for shares of NL Common Stock. This stock option was granted as of March 9, 1995 under the NL Incentive Plan. This stock option vests over five years from the date of grant at a rate of 40% on the second anniversary of the date of grant and 20% on each of the next three succeeding anniversary dates. The options expire on the tenth anniversary of the date of grant.

(3) This exercise price of $11.8125 is equal to the mean of the high and the low sales prices on the date of grant of NL Common Stock as reported by the New York Stock Exchange Composite Tape

     NL STOCK OPTION EXERCISES AND NL HOLDINGS. The following table provides information, with respect to Joseph S. Compofelice concerning the value of unexercised NL stock options held by him as of December 31, 1995. Mr. Compofelice did not exercise any NL stock options in 1995. In addition, no stock appreciation rights have been granted under the NL Incentive Plan.


                        DECEMBER 31, 1995 OPTION VALUES

                            NUMBER OF SHARES          VALUE OF UNEXERCISED
                               UNDERLYING             IN-THE-MONEY OPTIONS
        NAME             UNEXERCISED OPTIONS AT   AT DECEMBER 31, 1995 (1)
                       DECEMBER 31, 1995 (#)
                       EXERCISABLE  UNEXERCISABL  EXERCISABLE   UNEXERCISABLE
                                    E
Joseph S. Compofelice      -0-        155,000        $-0-              $458,125



[FN]
- - ----------

(1) The aggregate amount represents the difference between the exercise price of Mr. Compofelice's stock options and the $12.125 per share market value of NL Common Stock on December 31, 1995, calculated as the last reported sales price per share as reported on the New York Stock Exchange Composite Tape on such date.

     NL PENSION PLAN. The Retirement Plan of NL Industries, Inc. for its U.S. employees (the `NL Pension Plan'') provides lifetime retirement benefits to eligible employees. In February 1996, NL approved the suspension of all future accruals under the NL Pension Plan effective as of March 31, 1996 (the `Suspension Date''). Salaried employees, who were at least 21 years of age became eligible to participate in the NL Pension Plan if they completed at least five months of service (as defined in the NL Pension Plan) in a specified twelve-month period prior to the Suspension Date. Annually, prior to the Suspension Date, NL's Board of Directors established, in its discretion, the amount of an employee's annual pension benefit for the year based primarily on the employee's total eligible earnings for that year and NL's financial performance in relationship to its annual operating plan for the previous year.
 To the extent that the minimum, target, or maximum level of operating income performance were achieved, the employee earned an annual benefit equal to 1%, 2% or 3%, respectively, of such employee's total base salary and bonus. See `-NL Compensation Committee Report on Executive Compensation-Variable Compensation Plan.'' Such pension benefits are payable upon retirement and attainment of ages specified in the NL Pension Plan. The NL Pension Plan covers Mr. Compofelice. No amounts were paid or distributed to Mr. Compofelice in 1995. The estimated accrued annual benefits payable upon retirement at normal retirement age for Mr. Compofelice is $4,793.

     NL EMPLOYMENT AGREEMENT WITH MR. COMPOFELICE. In connection with Mr. Compofelice's employment with NL in February 1994, NL's Management Development and Compensation Committee approved the terms of an executive severance agreement with Mr. Compofelice that provides that Mr. Compofelice's employment with NL may be terminated at any time by action of NL's board of directors. The executive severance agreement also provides that the following payments shall be made to Mr. Compofelice in the event Mr. Compofelice's employment with NL is terminated by NL without cause (as defined in the agreement) or Mr. Compofelice terminates his employment with NL for good reason (as defined in the agreement):
 (i) the greater of two times Mr. Compofelice's annual base salary plus target bonus (which shall not be less that the amount of his annual salary) or Mr. Compofelice's actual salary and bonus for the two years prior to termination;
(ii) accrued salary and bonus through the date of termination; (iii) an amount in cash or NL Common Stock equal to the fair market value of outstanding NL stock options granted to Mr. Compofelice in excess of the exercise price and unvested NL restricted stock awarded to Mr. Compofelice; (iv) an amount equal to unvested NL contributions together with an amount equal to NL's matching contributions to Mr. Compofelice's account under the NL Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Mr. Compofelice's account under the Supplemental Executive Retirement Plan for Executives and Officers of NL Industries, Inc.; and (vi) certain other benefits.
 This agreement is automatically extended for a one-year term commencing each January 1, unless NL and Mr. Compofelice agree otherwise in writing.

CERTAIN NL RELATIONSHIPS AND TRANSACTIONS


     INTERCORPORATE SERVICES AGREEMENTS. NL and Valhi are parties to an intercorporate services agreement (the `Valhi/NL ISA'') whereby Valhi renders certain management, financial and administrative services to NL and NL makes the services of Joseph S. Compofelice available to Valhi. Mr. Compofelice serves as an executive officer of Valhi. NL paid net fees of approximately $80,000 to Valhi for services pursuant to the Valhi/NL ISA during 1995 in excess of the amount owed by Valhi to NL for the portion of Mr. Compofelice's salary earned in 1995 for services attributable to Valhi. NL expects to pay approximately the same net amount for services in 1996. The Valhi/NL ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. In addition, in 1995 NL provided to Valhi certain internal audit services totaling approximately $28,000 for which NL expects to be reimbursed or credited in 1996.

     NL and Tremont are parties to an intercorporate services agreement (the "NL/Tremont ISA") whereby the NL makes available to Tremont certain services with respect to Tremont's insurance, risk management, real property, and internal audit needs. Tremont paid fees of approximately $60,000 to NL for services pursuant to the NL/Tremont ISA during 1995 and NL expects to receive approximately the same amount for services in 1996. The NL/Tremont ISA is subject to termination or renewal by mutual agreement for succeeding one-year terms commencing January 1, 1996 and may be terminated at anytime by either party pursuant to 90 day prior written notice to the other party.

     TREMONT REGISTRATION RIGHTS AGREEMENT. In connection with the December 1991 purchase by Tremont of 7.8 million shares of NL Common Stock from Valhi, NL entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. Unless all registration rights are exercised earlier, such agreement expires in December 2001.

     VALHI STOCK OPTIONS. Certain employees of the NL hold options to purchase Valhi Common Stock under the terms of the Incentive Plan. At December 31, 1995, three of NL's executive officers (including Mr. Compofelice) and one other employee held options to purchase, in the aggregate, 415,000 shares of Valhi Common Stock at exercise prices ranging from $4.76 to $14.66 per share. With respect to all such employees except Mr. Compofelice, NL has agreed to pay Valhi the aggregate difference between the option price and the market value of Valhi's Common Stock on the exercise date if such options are exercised.

     INSURANCE SHARING AGREEMENT. An indirect insurance subsidiary of Tremont has assumed the obligation of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and NL. NL and the Tremont insurance subsidiary are parties to an insurance sharing agreement with respect to such reinsurance contracts (the `Insurance Sharing Agreement''). Under the terms of the Insurance Sharing Agreement, NL is to reimburse the Tremont insurance subsidiary with respect to certain loss payments and reserves established by such Tremont subsidiary that
(a) arise out of claims against NL and its subsidiaries (the `NL Liabilities'') and (b) are subject to payment by such Tremont subsidiary under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, the Tremont insurance subsidiary is to credit NL with respect to certain underwriting profits or recoveries that such Tremont subsidiary receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 1995, NL had current accounts payable to such Tremont subsidiary of approximately $3.7 million with respect to such agreement.

     OTHER CERTAIN NL RELATIONSHIPS AND TRANSACTIONS. For a discussion of certain other NL relationships and transactions, see "Certain Relationships and Transactions" in the Proxy Statement.


NL COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report is the same as the one that appears in the NL Proxy Statement. Accordingly, capitalized terms that appear in the following report have the same meanings given to such terms as in the NL Proxy Statement. Cross references appearing in the following report refer to sections of the NL Proxy Statement. A copy of the NL Proxy Statement can be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.

     The Company's Management Development and Compensation Committee (the "Committee") consists of individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans the Committee administers.

     The Committee reviews and recommends executive officer compensation policies and practices. The Committee was responsible for reviewing and approving all compensation actions during 1995, including stock-based compensation, involving the Company's executive officers. However, in connection with the Chief Executive Officer (the `CEO''), compensation other than stock-based compensation was approved by the Board of Directors after recommendation by the Committee. See `Meetings and Committees.''

     The Company's compensation system with respect to its executive officers, including the CEO, consists of three primary components: base salary, annual variable compensation pursuant to the Variable Compensation Plan and the grant of stock options, restricted stock, and stock appreciation rights pursuant to the Incentive Plan. Through the use of the foregoing components, the Committee seeks to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer's individual performance and contributions, and provide further incentives to such officers to maximize annual operating performance and long-term shareholder value.

BASE SALARIES

     The Committee reviews recommendations of the CEO regarding base salaries for executive officers. Such reviews occur no more frequently than annually. The annual base salaries of all but two of the executive officers, including the CEO, were not increased in 1995 and remained at 1992 levels. When recommendations regarding changes in base salary levels are made by the CEO, the Committee reviews them and may take such actions, including any modifications, as it deems appropriate. These recommendations are based primarily on past and potential future individual performance and contributions and also on data regarding companies employing executives in positions similar to those whose salaries are being reviewed, both inside and outside of the chemicals industry (which may include companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as the Company, or where the executive in question has similar responsibilities. In 1995, the Committee approved a base annual salary increase for Dr. Wigdor from $450,000 to $550,000 and for Mr. Garten from $175,000 to $225,000 based on the considerations described in this paragraph.

VARIABLE COMPENSATION PLAN

     Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and the executive officers). Awards are based primarily on the applicable business segment achieving annual predetermined operating income goals and secondarily, with respect to certain of the executive officers, on individual performance. The Company's management makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with any modifications it deems appropriate. Based on the operating income plan for the year, the Committee sets the Company's and its business segments' operating income goals at three levels which are designed to help focus the executives' attention on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the `Minimum Level''), a target level (the `Target Level''), and a maximum level (the ``Maximum Level'').

     The Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved. Since the Variable Compensation Plan was begun in 1989, the Company has achieved on average the Target Level for determination of payments under such plan.

     Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid. If the Minimum Level is met, executive officers are eligible to receive variable compensation payments that in 1995 ranged between 14% and 60% of base salary, depending on the executive. If the Target Level is reached, the range of variable compensation payments is higher, and in 1995 ranged between 22% and 100% of base salary, depending on the executive. If the Maximum Level is reached or exceeded, executives are eligible to receive the highest variable compensation payments, and in 1995 the range of payments for which executive were eligible was between 35% and 150% of base salary, depending on the executive. With respect to 1995, in view of the achievement of operating income above the Maximum Level, the Committee approved Maximum Level payments under the Variable Compensation Plan to the executive officers, including the CEO. The awards made for 1995 together with the awards for 1994 and 1993 to the CEO and the four other highest paid executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above. Apart from the Variable Compensation Plan, the Committee may award other bonuses as the Committee deems appropriate from time to time under its general authority or under a separate discretionary plan.

     In addition, target levels for operating income performance were utilized by the Committee and the Board, as applicable, for determining the contributions by the Company to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan, the Pension Plan, and the SERP.
 See `Pension Plan'' above. As noted below, the Board has approved, subject to shareholder approval, the Variable Compensation Plan in a form that reflects certain federal tax law requirements and limitations with respect to payments under such plan to the Company's executive officers necessary for the deductibility by the Company of such payments.

STOCK-BASED COMPENSATION

     The Incentive Plan further supports the goal of the Committee to maximize long-term shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered a significant element of the Company's total compensation package for the CEO and the other executive officers of the Company. The Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the shareholders' perspective.

     Option grants are intended to provide incentives to increase shareholder value in the future and to reward past performance by the executive. Annually, the Committee reviews recommendations by the CEO regarding option grants to executive officers other than the CEO. Options are granted to executive officers, including the CEO, in the Committee's discretion based on a subjective evaluation regarding each executive's performance and responsibilities. In 1995, the Committee included in its determination regarding the number of options to be granted to each executive officer, including the CEO, the amount and terms of options already held by such officers. In 1995, options were granted to a single executive officer and are reported in the Option Grants in Last Fiscal Year Table set forth above.

     To help assure a focus on long-term creation of shareholder value, the Committee grants ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. In 1995 the Committee granted options in three exercise price tranches. One-third of such options granted in 1995 are exercisable at the fair market value of the Common Stock on the date of grant. The remaining two-thirds of the options are exercisable at levels that are above the market price on the date of grant. See the Summary Compensation Table above. Although permitted under the Incentive Plan, the Committee in 1995 did not make or recommend any grants of restricted stock, stock appreciation rights or other equity-based awards.

     To encourage growth in shareholder value, the Committee believes that executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its ongoing success. In 1993, the Committee established the following voluntary goals for minimum Common Stock ownership for executive officers to encourage executives to build their Common Stock ownership. Executives are encouraged to achieve these ownership goals over the next two to four years. The table also shows the year-end market value of the actual share ownership (excluding unexercised options and shares of restricted Common Stock as to which restrictions have not lapsed) as a multiple of 1995 base salary.





                                                   YEAR-END MARKET VALUE OF
                                                             SHARE
                                                  OWNERSHIP AS A MULTIPLE OF
                                                          BASE SALARY

                                                 ACTUAL                GOAL

President and Chief Executive Officer                 2.4X                4X
Executive Vice President                              1.2X                3X
Vice Presidents:Chief Financial Officer               2.3X                3X
          Controller                                  2.9X                2X
          General Counsel                             1.8X                2X
          Treasurer                                   2.5X                2X




TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

     In 1993, Congress amended the Internal Revenue Code to impose a $1 million deduction limit on compensation paid to the CEO and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. The Committee has reviewed the Company's compensation practices and plans in light of this law and concluded that modifications to the Company's Variable Compensation Plan and Incentive Plan are appropriate in order for compensation paid or awards or grants made to executives pursuant to such plans to continue to qualify for deductibility by the Company. Modifications to the Variable Compensation Plan will include, among other things, the elimination of the Committee's ability to increase variable compensation payments to reflect individual performance for any executive officer, including the CEO, whose total compensation would otherwise exceed the $1 million deduction limitation. The amendments to the Incentive Plan include a limitation on the number of shares which may be the subject of a grant or award to any particular individual in any fiscal year. The Company expects that if the Variable Compensation Plan and the Incentive Plan Amendments, each as described herein and in the form attached hereto as Exhibit A and Exhibit B, respectively, are approved by the Company's shareholders, all amounts paid under the Variable Compensation Plan and option awards made under the Incentive Plan in 1996 will continue to be tax-deductible by the Company. Accordingly, the Committee recommends shareholder approval of the Variable Compensation Plan and the Incentive Plan Amendments as described herein.

     The foregoing report on executive compensation has been furnished by the Company's Management Development and Compensation Committee of the Board of Directors.

                         Mr. Kenneth R. Peak (Chairman)
                         General Thomas P. Stafford
                         Admiral Elmo R. Zumwalt, Jr.






                                  VALHI, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697
PROXY

                                  VALHI, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF VALHI, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1996


The undersigned hereby appoints Harold C. Simmons, Glenn R. Simmons and Steven
L. Watson, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 1996 Annual Meeting of Stockholders (the `Meeting'') of Valhi, Inc., a Delaware corporation (`Valhi''), to be held at the offices of Valhi at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Friday, May 10, 1996, at 10:00 a.m. (local time), and at any adjournment or postponement of said Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the following proposal, in the manner directed on the reverse side:

1.   Election of Five Directors
     Nominees: Norman S. Edelcup, Kenneth R. Ferris, Glenn R. Simmons, Harold C.
               Simmons and J. Walter Tucker, Jr.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED `FOR'' ALL NOMINEES FOR ELECTION AS DIRECTORS NAMED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES AS TO ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
                               SEE REVERSE SIDE.
[X]  Please mark your votes as in this example.


1.   Election of Five Directors (see reverse)

          [  ] FOR all nominees (except as marked below)

          [  ] WITHHOLD authority to vote for all nominees

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

                       (Change of address)






     Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a partnership or corporation, sign full name of entity and an authorized person's name and title.

     The undersigned hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.




SIGNATURE                                          DATE





SIGNATURE                                          DATE


THIS PROXY MAY BE REVOKED AS SET FORTH IN THE VALHI PROXY STATEMENT THAT